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                                   Exhibit 2.2

                     AFFINITY/PRESTIGE ACQUISITION AGREEMENT

      THIS AFFINITY/PRESTIGE ACQUISITION AGREEMENT (the "Agreement") shall be deemed effective as of January 1, 1999, by and among Affinity International Travel Systems, Inc., a publicly held Nevada corporation (hereinafter the "Purchaser"), Prestige Travel Services II, Inc., a privately-held Florida corporation (hereinafter the "Private Company"), and the shareholders of the Private Company whose names are set forth upon the signature page of this Agreement (the "Selling Shareholders").

                                    RECITALS:

      WHEREAS, the Purchaser wishes to acquire, and the Selling Shareholders are willing to sell, all of the outstanding stock of the Private Company in exchange solely for Series "A" Convertible Preferred Stock of the Purchaser; and

      WHEREAS, the parties hereto intend to qualify such transaction as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

      NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchaser, the Private Company, and the Selling Shareholders hereby approve and adopt this Agreement and mutually covenant and agree with each other as follows:

ARTICLE 1. EXCHANGE

      1.1 Shares to be Exchanged.

      (a) At the Closing, the Selling Shareholders shall transfer to the Purchaser certificates for the number of shares of the common stock of the Private Company (the "Private Company Shares") described in Schedule "A", attached hereto and incorporated herein, which in the aggregate shall represent all of the issued and outstanding Private Company Shares. Following said transfer, the Private Company shall become a wholly-owned subsidiary of the Purchaser.

      (b) In exchange for the transfer of the Private Company Shares, the Purchaser shall, at the Closing and contemporaneously with such transfer of the Private Company Shares to it by the Selling Shareholders. issue and deliver to the Selling Shareholders Eight Hundred Thousand (800,000) shares of Series "A" Convertible Preferred Stock of the Purchaser (the "Preferred Shares"), in the manner set forth on Schedule "A" hereof:

      (c) The Preferred Shares shall be convertible into shares of common stock of the Purchaser (the "Common Stock"), as allows:

      At the time of conversion, the Current Market Price of the Common Stock, as defined below, shall be divided into the sum of $1,600,000. The resulting number shall determine

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      the number of shares of Common Stock that the Selling Shareholders shall receive in total.

            Example: If the Current Market Price is $1.60, the Selling Shareholders will be entitled to and receive upon conversion a total of 1,000,000 shares of the Common Stock among them.

      The term "Current Market Price" shall mean the Current Market Price of the Common Stock, which shall be calculated, in the event the Common Stock is publicly traded, as the daily average closing price per share of the Common Stock for twenty (20) consecutive trading days immediately preceding the conversion date (as adjusted for any stock dividend, split, combination or reclassification that was effected during such twenty (20) day trading period). The closing price for each day shall be the last reported sale price regular way, or, in case no reported sale takes place on such day, the average of the last closing bid and asked prices, regular way, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not so listed or admitted to trading, the closing sale price per share of the Common Stock as reported by NASDAQ or the NASD Electronic Over the Counter Bulletin Board (OTCBB). In the event the Common Stock is not quoted on NASDAQ or OTCBB, Current Market Price shall be deemed to be the fair market value per share of the Common Stock on the conversion date as determined by the independent accountants for the Corporation.

      1.2 Time and Place of Closing. The closing of the exchange provided for in this Agreement (herein called the "Closing") shall be held at the offices of Edwin B. Kagan, P.A., at 10:00 a.m., February 9, 1999, provided that all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby as set forth in Articles 6 and 7 have been satisfied or waived in writing, or at such other place, date or time as may be fixed by mutual agreement of the parties.

      1.3 Delivery of the Private Company Shares. At the Closing, the Selling Shareholders shall deliver or cause to be delivered to the Purchaser, among other things:

      (a) certificates for the Private Company Shares owned by each of the Selling Shareholders, duly endorsed in blank for transfer or with stock powers attached duly executed in blank, with all signatures guaranteed;

      (b) such other documents as may be required to effect a valid transfer of the Private Company Shares by the Selling Shareholders, free and clear of any and all liens, encumbrances, charges or claims, under Article 8 of the Uniform Commercial Code of the State of Florida or otherwise;

      (c) general releases by all present officers and directors of the Private Company of any liability of the Private Company to them or any claim which they may have against the Private Company, except claims for accrued but unpaid compensation and benefits, and claims for amounts owing and payable to Ron LaScala and Anita LaScala under those certain promissory notes of the Private Company dated December 31, 1998, attached hereto as Exhibit "A"; and

      (d) such other documents as may be required elsewhere in or by this Agreement.


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      1.4 Delivery of the Preferred Shares. At the Closing, the Purchaser shall deliver or cause to be delivered to the Selling Shareholders, among other things, certificates representing the Preferred Shares, registered in the names of the Selling Shareholders, free and clear of any and all liens, encumbrances, charges or claims, under Article 8 of the Uniform Commercial Code of the State of Florida or otherwise.

      1.5 Further Assurances. The Selling Shareholders from time to time after the Closing at the request of Purchaser and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.3) and take such other action as the Purchaser may reasonably require to more effectively transfer and assign to, and vest in, the Purchaser the Private Company Shares.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF THE PRIVATE COMPANY AND THE SELLING SHAREHOLDERS.

      The Private Company and the Selling Shareholders, jointly and severally, hereby represent and warrant to the Purchaser as follows:

      2.1 Organization and Qualification of the Private Company. The Private Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it, except where the failure to be so qualified or in good standing will not, taken together with all other such failures have a material adverse effect on the business, business prospects, assets, operations or financial condition of the Private Company taken as a whole. (Any such material adverse effect being hereafter referred to as "Material Adverse Effect"). Copies of the Private Company's Articles of Incorporation or equivalent documents as amended to date ("Charter"), attached as Schedule 2.1 hereto and previously delivered to the Purchaser, are and will be at the Closing complete and correct.

      2.2 Capitalization of the Private Company; Title to the Private Company Shares.

      (a) The authorized capital stock of the Private Company consists of Five Hundred (500) shares of Common Stock, $1.00 par value, of which Five Hundred
(500) shares are issued and outstanding. All such issued and outstanding shares of capital stock were validly issued, are fully paid and nonassessable and were issued in compliance with Federal and applicable state securities laws. Except as set forth on Schedule 2.2 hereto, there are no (I) outstanding or authorized subscriptions, warrants, options or other rights granted by the Private Company or any Selling Shareholder to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of the Private Company which obligate or may obligate the Private Company, to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock, (ii) other securities of the Private Company directly or indirectly convertible into or exchangeable for share of capital stock of the Private Company, or (iii) restrictions on the transfer of the Private Company's capital stock.


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      (b) Each Selling Shareholder is the record and beneficial owner of the number of the Private Company Shares set forth next to such Selling Shareholder's name on Schedule "A" hereto, and no Selling Shareholder owns of record or beneficially any other shares of capital stock of the Private Company, or rights, options, or warrants with respect thereto, including those described in item (I) of paragraph (a) above. The Private Company Shares to be delivered by the Selling Shareholders to the Purchaser pursuant to this Agreement will be, when delivered, duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all liens, encumbrances, charges or claims under
Article 8 of the Uniform Commercial Code of the State of Florida or otherwise.

      2.3 Subsidiaries. The Private Company does not own, directly or indirectly, any capital stock of any corporation. Except as set forth on
Schedule 2.3, the Private Company does not own any securities issued by any other business organization or governmental authority, except US Government securities, nor is the Private Company a partner or participant in any joint venture or partnership of any kind.

      2.4 Authorization of Transaction. The Private Company has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, has been taken by each Selling Shareholder and the Private Company to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the Agreement is the legal, valid and binding obligation of the Private Company and the Selling Shareholders, enforceable against the Private Company and the Selling Shareholders in accordance with its terms, subject to laws of general application affecting creditors generally.

      2.5 Present Compliance with Obligations and laws. The Private Company is not (a) in violation of its Charter or bylaws; (b) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any indebtedness or terminate any right; (c) in default of or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or
(d) in violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to it or its business or assets.

      2.6 No Conflict of Transaction With Obligations and Laws.

      (a) Except as set forth on Schedule 2.6(a), neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (I) constitute a breach or violation of the Charter or bylaws of the Private Company; (ii) require any consent, approval or authorization of or declaration, filing or registration with, any person,
(iii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which the Private Company is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which the Private Company is a party or by which it or its assets are bound; (v) result in the creation of any lien or encumbrance upon any of the Private Company Shares or any of the assets of the Private Company; or (vi)


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result in a violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to the Private Company, or its businesses or assets, or (vii) invalidate or adversely affect any permit, license or authorization used in the Private Company's business.

      (b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Selling Shareholders do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority, except for those listed on Schedule 2.6(b).

      2.7 Financial Statements. Attached as Schedule 2.7 hereto are the following financial statements of the Private Company audited or unaudited as indicated, all of which statements are complete and correct and fairly present the financial position of the Private Company on the dates of such statements and the results of its operations on the applicable basis for the periods covered thereby, and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and prior periods:

      Balance sheets, statements of profit and loss, statements of changes in stockholders equity and statements of cash flow at and as of each of the twelve (12) months ended December 31, 1997, 1996, and 1995, and for the eleven (11) months ended November 30, 1998.

      Statements of accounts payable and accounts receivable as of November 30, 1998.

      The balance sheet dated November 30, 1998 included in the above financial statements is sometimes referred to hereinafter as the "Base Balance Sheet".

      2.8 Absence of Undisclosed Liabilities. To the best of the knowledge and belief of the Selling Shareholders, as of the date of the Base Balance Sheet, the Private Company had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due), except: (a) liabilities stated or adequately reserved against on the Base Balance Sheet; (b) liabilities not in excess of $1,000 arising in the ordinary course of business; (c) liabilities with respect to those certain promissory, notes of the Private Company dated December 31, 1998, executed in favor of Ron LaScala and Anita LaScala; and (d) liabilities disclosed in Schedule 2.8 hereto. There is no fact which materially adversely affects, or may in the future (so far as can now be reasonably foreseen) materially adversely affect, the business, properties, operation or condition of the Private Company which has not been specifically disclosed herein or in a schedule furnished herewith.

      2.9 Absence of Certain Changes. Except as disclosed in Schedule 2.9 hereto, since the date of the Base Balance Sheet there has not been:

      (a) any change in the financial condition, working capital, earning, reserves, properties, assets, liabilities, business or operations of the Private Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a Material Adverse Effect with respect to the Private Company;


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      (b) any contingent liability incurred by the Private Company as guarantor or otherwise with respect to the obligations of others;

      (c) any mortgage, encumbrance or lien placed on any of the properties of the Private Company which remains in existence on the date hereof or at the time of the Closing;

      (d) any obligation or liability incurred by the Private Company other than an obligation or liability incurred in the ordinary course of business,;

      (e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Private Company other than in the ordinary course of business;

      (f) any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect on the Private Company;

      (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of the Private Company, or any direct or indirect redemption, purchase or other acquisition by the Private Company of its own capital stock;

      (h) any labor trouble or claim of unfair labor practices involving the Private Company; any change in the compensation payable or to become payable by the Private Company to any of its officers, employees or agents other than normal merit increases in accordance with its usual practices, or any change in any bonus, pension, or profit sharing payment, entitlement or arrangement made to or with any of such officers, employees or agents;

      (i) any change with respect to the management or supervisory personnel of the Private Company;

      (j) any payment or discharge of a lien, claim, obligation or liability of the Private Company which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

      (k) any obligation or liability incurred by the Private Company to any of its officers, directors or shareholders, except normal compensation and expense allowances payable to officers and liability incurred by the Private Company under those certain promissory notes of the Private Company dated December 31, 1998, executed in favor of Ron LaScala and Anita LaScala, attached hereto as Exhibit "A";

      (l) any loan or advance made by the Private Company to any of its officers, directors or shareholders

      (m) any disposal or lapse of any right to the use of any trademark, tradename, patent or copyright, or disposal of or disclosure to any person other than the Purchaser of any trade secret, formula, process or know-how not theretofore a matter of public knowledge other than pursuant to confidentiality agreements;

      (n) any change in any method of accounting or accounting practice; or


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      (o) any agreement, whether in writing or otherwise, to take any action described in this Section 2.09.

      2.10 Payment of Taxes. The Private Company has duly and timely filed all federal, state, local, and foreign government income, excise, gross receipts or franchise tax returns, real estate and personal property tax returns, sales and use tax returns, employee tax and contribution returns, and all other tax returns, reports and declarations, including valid extensions therefore, or estimated taxes required to be filed by it, with respect to all applicable taxes ("Tax Returns") including without limitation, with respect to all income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding, severance, stamp, occupation, and windfall profits taxes, of every kind, character or description, and imposed by any government or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments ("Taxes"). All of the Tax Returns are complete and correct. All Taxes shown to be due on each Tax Return have been paid or are being contested in good faith by the Private Company (which contest is being diligently pursued and is described in Schedule 2.10). With respect to all other taxes which no return is required, or which have not yet accrued or otherwise become due, adequate provision has been made in the pertinent financial statements referred to in Section 2.7 above. All Taxes and other assessments and levies which the Private Company are required to withhold or collect have been withheld or collected and paid over or will be paid over to proper governmental authorities as required. Except as set forth on
Schedule 2.10 the tax returns have never been examined by any government entity, including the Internal Revenue Service and the Florida Department of Revenue.

      The Private Company is not aware of any intention on the part of any government entity to examine any of the Tax Returns. No deficiencies have been asserted or assessments made against the Private Company, nor is the Internal Revenue Service nor any other taxing authority now asserting or, to the knowledge of the Private Company or any Selling Shareholder, threatening to assert against the Private Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. The Private Company has not extended the time for the filing of any Tax Return or the assessment of deficiencies or waived any statute of limitations for any year, which extension or waiver is still in effect. The provisions for taxes reflected in the above-mentioned financial statements are adequate to cover any tax liabilities of the Private Company in respect of its businesses, properties and operations during the periods covered by said financial statements and all prior periods. The Private Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The Private Company has not had any nonresident aliens or foreign corporations as stockholders. The Private Company has never been part of an affiliated group filing consolidated returns, and it has not entered into any tax allocation or tax sharing agreement.

      2.11 Title to Properties: Liens: Condition of Properties.

      (a) Set forth on Schedule 2.11 hereto is a listing of (i) all the real property owned by the Private Company at the date hereof, (ii) all leases under which the Private Company leases real property at the date hereof, (iii) a complete description of the machine, equipment and other personal property with a fair market value in excess of $2,000 used or owned by the Private Company as of the date hereof, and (iv) all leases under which the Private Company or any


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Subsidiary leases any personal property at the date hereof with an original cost in excess of $1,000. The Private Company has delivered to the Purchaser true, correct and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real or personal property identified on Schedule 2.11. The real and personal property identified on said Schedule includes all properties and assets (whether real, personal or mixed, tangible or intangible) reflected in the Base Balance Sheet or purchased by the Private Company since the date of the Base Balance Sheet in the ordinary course of business), and include all property and assets used or required for use in the Private Company business.

      (b) Except as specifically disclosed in Schedule 2.11 or in the Base Balance Sheet, the Private Company has good and marketable title in fee simple to all of their real and personal property, including property described in said Schedule, and all of its leases are valid, binding and enforceable in accordance with their terms against the parties thereto, and no default exists under any such leases. The Private Company has not received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

      (c) None of the real or personal property owned or used by the Private Company is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind, except as specifically disclosed in Schedule 2.11 or in the Base Balance Sheet.

      (d) Except as otherwise specified in Schedule 2.11 hereto:

            (i) all buildings, machinery and equipment of the Private Company and each Subsidiary are in good condition, working order and repair normal wear and tear and excepted, are adequate for the uses to which they are being put, have been well maintained, substantially conform with all applicable ordinances, regulations, and zoning, safety or other laws, and do not encroach on property of others; and

            (ii) as of the date hereof, neither the Private Company, nor any Selling Shareholder knows of any pending or threatened change of any such ordinance, regulation or zoning, safety or other law and there is no pending or threatened condemnation of any such property.

      2.12 Collectibility of Accounts Receivable. To the best of the knowledge and belief of the Selling Shareholders, all of the accounts receivable of the Private Company shown or reflected on the Base Balance Sheet, less a reserve for bad debts in the amount shown of the Base Balance Sheet, are, and those existing at the time of Closing, less the reserve shown on the Base Balance Sheet, will be, (a) valid and enforceable claims, (b) which arose out of transactions with unaffiliated parties, (c) fully collectible within ninety (90) days from invoice date through the Private Company's normal means of collection and (d) subject to no set-off, defense or counterclaim.

      2.13 Profitable Operation. Between the date of the Base Balance Sheet and the date of this Agreement, the Private Company has conducted its businesses only in the ordinary course and at a net profit after taxes on a consolidated basis of not less than $___________ The Private


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Company warrants that from the date hereof until the Closing, it will continue to conduct its business only in the ordinary course and at a net profit after taxes on a consolidated basis of not less than $92,000, and that it will have total revenues for calendar year 1998 in excess of $9,000,000. For the purpose of this Section 2.13, whether the Private Company operated at a net profit after taxes for such period shall be determined in accordance with generally accepted accounting principles, practices and methods, consistently applied ("GAAP").

      2.14 Value of the Private Company Business. At the Closing, the value of the Private Company's assets shall be not less than $41,900 in excess of liabilities. For the purpose of this Section 2.14, the value of the Private Company's assets shall be deemed to be the aggregate book value thereof at the Closing, net of depreciation and other reserves, determined in accordance with GAAP.

      2.15 Contracts and Commitments

      (a) Except for contracts, commitments, plans, agreements and licenses described in Schedule 2.15(a) hereto, the Private Company is not a party to or subject to:

            (i) any contract or agreement for the purchase of any commodity, material, equipment, or asset;

            (ii) any other contract or agreements creating any obligations of the Private Company after the date of the Base Balance Sheet of $1,000 or more with respect to any such contract or agreement, other than sales and purchase commitments in the ordinary course of business;

            (iii) any contract or agreement which by its terms does not terminate or is not terminable without penalty by the Private Company (or its successor or assign) within one year after the date hereof;

            (iv) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

            (v) any contract with any sales agent or distributor of products of the Private Company;

            (vi) any contract containing covenants limiting the freedom of the Private Company to compete in any line of business or with any person or entity;

            (vii) any license or franchise agreement (as licensor or licensee of franchiser or franchisee); or

            (viii) any contract which is material to the business of the Private Company.

      (b) Except as set forth on Schedule 2.15(b), the Private Company has not had any customer who accounted, directly or indirectly, for more than ten percent (10%) of its sales during the last two fiscal years and the Private Company has no supplier from whom it has purchased more than ten percent (10%) of the goods and services that it purchased during the last


                                       9
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two fiscal years. The Private Company is not in default under any contracts, commitments, plans, agreements or licenses described in Schedule 2.15(b) nor does the Private Company or any Selling Shareholder have knowledge of any termination, cancellation, limitation or modification or change in any business relationship with any material supplier or customer. For the purposes hereof, a supplier or customer is material if it accounts for more than ten percent (10%) of the orders or sales, of the Private Company.

      2.16 Labor and Employee Relations: Agents

      (a) Except as shown on Schedule 2.16(a) hereto, there are no currently effective consulting or employment agreements or other material agreements with individual consultants or employees to which the Private Company or any is a party. Complete and accurate copies of all such written agreements have been delivered to Purchaser and are attached to Schedule 2.16. Also shown on Schedule 2.16(a) are the name and rate of compensation (including all salary, bonus, benefit and compensation) of each officer, employee or agent of the Private Company.

      (b) Except as shown on Schedule 2.16(b), none of the employees of the Private Company is covered by any collective bargaining agreement with any trade or labor union, employees' association or similar association. The Private Company has complied in all respects with applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, and payment of social security and similar taxes. There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, material grievances or other labor troubles pending, or to the knowledge of the Selling Shareholders, overtly threatened, with respect to the employees of the Private Company.

      (c) There are no complaints against the Private Company pending or, to the knowledge of the Selling Shareholders, overtly threatened before the National Labor Relations Board or any similar state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee or former employee of the Private Company.

      (d) There is no contingent liability for sick leave, vacation time, severance pay or similar items not set forth on the Base Balance Sheet or on
Schedule 2.16(d). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law.

      (e) The Selling Shareholders have provided to the Purchaser a complete description of all employment policies under which the Private Company has operated or which has been communicated to its employees.

      (f) Set forth on Schedule 2.16(f) is a list of all outside agents and sales representatives who provide services for and on behalf of the Private Company, together with (I) a description of their related commission or other compensation scheme for such services, (ii) their total compensation for fiscal 1997 to date, and (iii) a copy of any written agreements with the Private Company to which they are parties.

      2.17 Employee Benefits and ERISA.


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      (a) Except as shown on Schedule 2.17 hereto, there are no currently effective retirement, pension, executive or deferred compensation, stock purchase, stock option, stock bonus, stock appreciation, severance, profit sharing, bonus, savings, thrift, cafeteria, medical, health, hospitalization, dental, vision, welfare, life insurance, disability, accident insurance, group insurance, sick pay, holiday and vacation programs or other employee benefit plans, funds, programs, contracts, arrangements or practices, formal or informal, including "employee benefit plans" as defined in Section 3 of the Employment Retirement Income Act of 1974, as amended ("ERISA"), (each such plan, arrangement or practice being hereafter referred to as "Benefit Plan") relating to the employees of the Private Company. The Private Company has no agreement, arrangement, or commitment, whether formal or informal and whether legally binding or not, to create any additional plan, fund, program, contract or arrangement or to modify or amend any existing Benefit Plan. There are no multi-employer plans (as defined within the meaning of Section 3 (37) and 4001(a)(3) of ERISA) relating to the employees of the Private Company, nor has there been any multi-employer plan relating to such employees within the last five (5) years.

      (b) With respect to each Benefit Plan described in Schedule 2.17, the Private Company has furnished to the Purchaser complete and accurate copies of the Benefit Plan, including all amendments, the most recent determination letter from the Internal Revenue Service, the three (3) most recent form 5500's, the most recent plan actuarial reports, summary plan descriptions, summary annual reports, summaries of material modifications, employee manuals and material employee communications, and all reports of the Benefit Plan required by ERISA and the regulations thereunder. The Purchaser has also been provided with copies of any insurance contracts or trust agreements through which any Benefit Plan is funded and notice of any material adverse change occurring with respect to any Benefit Plan since the date of the most recently completed and filed annual report.

      (c) With respect to each Benefit Plan which is subject to ERISA:

            (i) the value of the Benefit Plan's assets equals or exceeds the total value of all vested and unvested employee benefits under such plan;

            (ii) there is no "accumulated funding deficiency" and no "reportable event" or "prohibited transaction" has occurred (as such terms are defined in ERISA);

            (iii) the Benefit Plan meets all applicable requirements of ERISA and Section 401(a) of the Internal Revenue Code;

            (iv) the Private Company has properly and timely made all required governmental filings with respect to the Benefit Plan;

            (v) the Base Balance Sheet reflects in the aggregate all amounts accrued but unpaid under the aforesaid plans and arrangements as of the date hereof.

      (d) The execution and delivery of this Agreement by the Selling Shareholders, and the consummation of the transactions contemplated hereunder:

            (i) do not constitute a prohibited transaction within the meaning of
      Section 406 if ERISA or Section 4975 of the Internal Revenue Code; and

            (ii) will not result in any obligation or liability of the Purchaser or the Private Company to any employee of the Private Company or to the Pension Benefit Guaranty Corporation in respect of any Benefit Plan.

      2.18 Environmental Matters

      [INTENTIONALLY OMITTED]

      2.19 Permits. The Private Company holds all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, and all such licenses, permits, registrations, orders, authorizations, approvals and franchises are listed on Schedule 2.19 hereto and are now, and will be after the Closing, valid and in full force and effect, and the Purchaser shall have full benefit of the same. The Private Company has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise.

      2.20 Warranty, or Other Claims. Neither the Private Company nor any Selling Shareholder knows of, or has reason to know of; any existing or threatened claims, or any facts upon which a claim could be based, against the Private Company for services which are defective or fail to meet any service or product warranties. No claim has been asserted against the Private Company for renegotiations or price predetermination of any business transaction, and neither the Private Company, nor any Selling Shareholder has knowledge of any facts upon which any such claim could be based.

      2.21 Litigation Claims and Legal Proceedings. Except for matters described in Schedule 2.21 hereto, there are no claims, actions, suits, arbitration's, proceedings or investigations pending (or, to the knowledge of the Private Company or any Selling Shareholder, threatened) against, the Private Company and there are no outstanding court orders, court decrees, or court stipulations to which the Private Company is a party or by which any of its assets are bound, any of which (a) question this Agreement or affect the transactions contemplated hereby, or (b) materially restrict the present business properties, operations, prospects, assets or condition, financial or otherwise, of the Private Company or (c) will result in any materially adverse change in the business, properties, operations, prospects assets or the condition, financial or otherwise, of the Private Company. Neither the Private Company nor any Selling Shareholder has any reason to believe that any such claim, action, suit, arbitration, proceeding or investigation may be brought against the Private Company.

      2.22 Borrowings and Guarantees. Except as shown on Schedule 2.22 hereto, there are no agreements and undertaking pursuant to which the Private Company:
(a) is borrowing or is entitled to borrow any money, (b) is lending or has committed itself to lend any money, or (c) is a guarantor or surety with respect to the obligations of any person. Complete and accurate copies of all such written agreements have been delivered to Purchaser and are attached to Schedule 2.22.

      2.23 Financial Service Relations and Powers of Attorney. All of the arrangements which the Private Company has with any bank depository institution or other financial services entity, whether or not in the Private Company's name are completely and accurately described in Schedule 2.23 hereto.

      2.24 Insurance. The Private Company maintains (i) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (ii) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in its industry. Schedule 2.24 contains a complete and correct list of all policies of insurance maintained by the Private Company (including insurance providing benefits for employees) in effect on the date hereof, together with complete and correct information with respect to the premiums, coverage's, insurers, expiration dates, and deductibles in respect of such policies. Such policies are sufficient for compliance with all requirements of law currently applicable to the Private Company and of all agreements to which the Private Company is a party, will remain in full force and effect through the respective expiration dates of such policies without the payment of additional premiums and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Except for amounts deductible under policies of insurance described on such schedule or with respect to risks assumed as a self-insurer and described on such schedule, the Private Company is not, nor has it been at any time, subject to any liability as a self-insurer of the businesses or assets of the Private Company that is reasonable likely to have a Material Adverse Effect upon the businesses, assets, revenues, condition (financial or otherwise) or prospects of the Private Company. Except as set forth of Schedule 2.24, there are no claims pending or, to the knowledge of Selling Shareholders, overtly threatened, under any of said policies, or disputes with insurers, and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms. No notice of cancellation or termination has been received with respect to any such policy. The Private Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier with which it has applied for any such insurance or with which it has carried insurance.

      2.25 Corporate Minute Books and Records. The minute books and stock ledgers of the Private Company, copies of which have been made available for inspection by the Purchaser, accurately record all action taken by the Private Company's shareholders, boards of directors and committees thereof.

      2.26 Finder's Fee. Neither the Private Company nor any Selling Shareholder has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement except for the fee incurred by the Selling Shareholders to Linster E. Brinkley which shall be paid by the Purchaser.

      2.27 Transactions with Interested Persons. No officer, supervisory employee, director or stockholder of the Private Company, or any Selling Shareholder, or their respective spouses or children, (i) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Private Company, or any organization which has a material contract or arrangement with the Private Company, or (ii) has any contract or agreement with the Private Company other than as disclosed on a Schedule hereto, and all such agreements are, except as noted on such schedule, on arms-length terms.

      2.28 Absence of Sensitive Payments. Neither the Private Company nor, to the knowledge of the Private Company or any Selling Shareholder, any of the Private Company's directors, officers, agents, stockholders or employees:

      (a) has made or has agreed to make any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any other jurisdiction (foreign or domestic);

      (b) has established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

      (c) has made or has agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable law.

      2.29 Disclosure of Material Information. Neither this Agreement nor any exhibit hereto or certificate issued pursuant hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the business or affairs of the Private Company. There is no fact which materially adversely affects, or may in the future (so far as now can be reasonably foreseen) materially adversely affect, the business, properties, operations or conditions (financial or otherwise) or prospects of the Private Company which has not been specifically disclosed herein.

      2.30 Pooling. Neither the Private Company nor any executive officer, director or other person or entity which are "affiliates" of the Private Company for purposes of Rule 145 under the Securities Act of 1933, as amended, to the extent such persons or entities own Private Company Shares, has through the date of this Agreement, taken or agreed to take any action that would prevent the Private Company and the Purchaser from accounting for the business combination to be entered into pursuant to this Agreement as a "pooling of interest" in accordance with GAAP. The Private Company has received a letter from Clevenger & Associates with respect to the absence of certain attributes of the Private Company which would preclude the transaction contemplated by this Agreement from being tracked as a "pooling of interests" for accounting purposes. A copy of such letter has been furnished to the Purchaser.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

      The Purchaser hereby represents and warrants to the Selling Shareholders and the Private Company as follows:

      3.1 Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

      3.2 Capitalization of the Purchaser. The authorized capital stock of the Purchaser consists of 100,000,000 shares of common stock, $.001 par value, and 100,000,000 shares of preferred stock, $.001 par value. All of the presently issued and outstanding capital stock of the Purchaser has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding options, warrants or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Purchaser.

      3.3 Authorization of Transaction. The Purchaser has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, has been taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and the transaction contemplated hereby, and the Agreement is the legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, subject to laws of general application affecting creditor's rights generally.

      3.4 The Purchaser's Preferred Shares. The Preferred Shares to be delivered pursuant to this Agreement will be, when delivered, duly authorized, validly issued, fully paid and nonassessable, and free and clear of all liens, encumbrances, charges or claims under Article 8 of the Uniform Commercial Code of the State of Florida or otherwise.

      3.5 Financial Statements. The Purchaser has delivered to the Selling Shareholders an audited consolidated balance sheet of the Purchaser and its subsidiaries as of June 30, 1997 and the related consolidated statement of income, retained earnings and capital in excess of par value for the fiscal year then ended, certified by B.D.O. Seidman LLP. The foregoing financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial condition of the Purchaser and its subsidiaries as at the date thereof and the consolidated results of their operations for the year then ended. The Purchaser has also delivered to the Selling Shareholders an unaudited balance sheet, statement of profit and loss and statement of changes in stockholders equity at and as of the twelve (12) months ended June 30, 1998.

      3.6 Litigation. There is no litigation pending or, to the knowledge of the Purchaser, threatened against Purchaser which will have a material adverse effect on its properties, assets of business or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

      3.7 Finder's Fee. The Purchaser has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement except that, upon consummation of the Closing, the Purchaser shall assume the Selling Shareholders' obligation to pay to Linster E. Brinkley, Jr. a finders fee in connection with the transactions contemplated by this Agreement, which fee shall be payable in the form of 40,000 shares (or equivalent pro rata amount based on the ultimate Purchase Price) of the Purchaser's Common Stock.

ARTICLE 4. COVENANTS OF THE PRIVATE COMPANY AND THE SELLING SHAREHOLDERS.

      Each of the Selling Shareholders and the Private Company hereby covenant and agree with the Purchaser as follows:

      4.1 Conduct of Business. Between the date of this Agreement and the Closing, the Private Company will do the following unless Purchaser shall otherwise be advised of:

      (a) conduct its business only in the ordinary course and retain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

      (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business and consistent with prior practices;

      (c) refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except those that are usual and normal in the ordinary course of business;

      (d) refrain from making any change or incurring any obligation to make a change in its Charter or bylaws or authorized or issued capital stock, except as contemplated by this Agreement;

      (e) refrain from splitting, combining or reclassifying any shares of its capital stock; declaring, setting aside or paying any dividend or making any other distribution in respect of capital stock (whether in cash, stock or property or any combination thereof), or making any direct or indirect redemption, purchase or other acquisition of capital stock, of the Private Company;

      (f) refrain from entering into any employment contract (other than as may be contemplated by this Agreement) or making any change in the compensation payable or to become payable to any of its officers, employees or agents;

      (g) refrain from prepaying any loans from its stockholders, officers or directors (if any) or making any change in its borrowing arrangements;

      (h) use its best efforts to prevent any change with respect to its banking arrangements;

      (i) use its best efforts to keep intact its business organization, to keep available its present officers, agents and employees and to preserve the goodwill of all suppliers, customers and others having business relation with it;

      (j) have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in Schedule 2.24 hereto or equivalent insurance with any substitute insurers approved by the Purchaser; and

      (k) permit the Purchaser and its authorized representatives to have full access to all its properties, assets, records, tax returns, contracts and documents and furnish to the Purchaser or its authorized representatives such financial and other information with respect to its business or properties as the Purchaser may from time to time reasonably request, refrain from issuing, selling, delivering or agreeing or committing to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorizing the issuance, sale or delivery of, or redemption or repurchase of, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities, or amend any of the terms of any such convertible securities, options or warrants;

      (l) except in the ordinary course of business and consistent with past practice; refrain from creating, incurring or assuming any debt not currently outstanding (including obligations in respect of capital leases); assuming, guaranteeing, endorsing or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or making any loans, advances or capital contributions to, or investments in, any other person;

      (m) refrain from entering into, adopting or amending any ERISA Benefit Plan or Benefit Plan or any employment or severance agreement or arrangement or materially modifying the employment terms of, its directors, officers of employees, generally or individually, or paying any benefit not required by the terms in effect on the date hereof of any existing ERISA Benefit Plan or Benefit Plan;

      (n) refrain from making any change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

      (o) refrain from discharging or satisfying any security interest, lien or other obligation or liability other than in the ordinary course of business and consistent with past practice;

      (p) refrain from entering into, amending, terminating, taking or omitting to take any action that would constitute a violation of or default under, or waive any material rights under, any material contract or agreement;

      (q) refrain from taking any action or failing to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Private Company set forth in this Agreement becoming untrue or (ii) any of the conditions set forth in Article 6 not being satisfied;

      (r) refrain from entering into any lease with respect to real property; or

      (s) refrain from agreeing in writing or otherwise taking any of the foregoing actions.

      4.2 Authorization from Others. Prior to the Closing, the Private Company and Selling Shareholders will have obtained all authorizations, consents and permits of others required to permit the consummation by the Private Company and the Selling Shareholders of the transactions contemplated by this Agreement.

      4.3 Breach of Representations and Warranties. Promptly upon the occurrence of, or promptly upon the Private Company or any Selling Shareholder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to the Private

Company or any Selling Shareholder prior to the date hereof, of any of the representations and warranties of the Private Company and the Selling Shareholders contained in or referred to in this Agreement, such person shall give detailed written notice thereof to the Purchaser and the Private Company and the Selling Shareholders shall use their best efforts to prevent or promptly remedy the same.

      4.4 Consummation of Agreement. The Private Company and each Selling Shareholder shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, the Private Company and each Selling Shareholder which is a corporation will obtain all necessary authorizations or approvals of its stockholders and Board of Directors. From the date hereof until the termination of this Agreement, neither the Private Company nor any Selling Shareholder will discuss or negotiate with any other party, or entertain or consider any inquiries or proposals received from any other party, concerning the possible disposition of the Private Company's business, assets or capital stock and the Private Company and the Selling Shareholders shall promptly inform the Purchaser of all such inquiries or proposals together with the terms thereof.

      4.5 No Transfer or Encumbrance of the Private Company Shares. None of the Selling Shareholders will at any time prior to the Closing assign, transfer, hypothecate or otherwise encumber or create in favor of any other party any right or interest in the Private Company Shares now owned by them.

      4.6 Tax Effect. The Selling Shareholders acknowledge that this transaction has been designed to be effectuated as a tax free exchange as stated herein above. The Selling Shareholders have relied upon their tax advisers with regard to said treatment under the terms of this Agreement.

      4.7 Disposition of the Preferred Shares. Each Selling Shareholder agrees that it will deliver an investment letter in the form of Exhibit B hereto and will not sell or otherwise dispose of any of the Preferred Shares in violation of the registration requirements of the Securities Act of 1933, as amended or in violation of any other federal or state laws or regulations governing the sale or other disposition of securities.

ARTICLE 5. COVENANTS OF THE PURCHASER

      The Purchaser hereby covenants and agrees with the Private Company and each of the Selling Shareholders as follows:

      5.1 Authorization from Others. Prior to the Closing, the Purchaser will have obtained all authorizations, consents and permits of others required to permit the consummation by the Purchaser of the transactions contemplated by this Agreement.

      5.2 Consummation of Agreement. The Purchaser shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, the Purchaser will obtain any approvals of its stockholders or Board of Directors, which may be required in order to consummate the transactions contemplated hereby.

      5.3 Breach of Representations and Warranties. Promptly upon the occurrence of, or promptly upon the Purchaser becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to the Purchaser prior to the date hereof, of any of the representations and warranties of the Purchaser contained in or referred to in this Agreement, the Purchaser shall give detailed written notice thereof to the Private Company and Selling Shareholders and the Purchaser shall use its best efforts to prevent or promptly remedy the same.

ARTICLE 6. CONDITIONS TO OBLIGATIONS OF THE PURCHASER

      The obligations of the Purchaser to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 6 will have been accomplished.

      6.1 Representations: Warranties: Covenants. Each of the representations and warranties of the Private Company and the Selling Shareholders contained in
Article 2 shall be true and correct as though made on and as of the Closing; the Private Company and the Selling Shareholders shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing; and the Private Company shall have delivered to the Purchaser a certificate of the Private Company's President dated as of the Closing to the foregoing effect.

      6.2 Resignations of Officers and Directors. The Selling Shareholders shall have provided the Purchaser with a complete and correct list of all of the officers and directors of the Private Company, the Purchaser shall have received the written resignations of such of the officers and directors of the Private Company as Purchaser shall have designated in a writing delivered to the Private Company at least ten days prior to the Closing which resignations will be effective no later than the Closing.

      6.3 Employment and Non-Competition Agreements. The Private Company shall have executed and delivered to Ron LaScala, Anita LaScala and Kimberly LaScala employment agreements having substantially the terms and conditions of Exhibits C- 1, C-2, and C-3 attached hereto and Non-competition Agreements having substantially the temps mid conditions of Exhibits D-1, D-2, and D-3.

      6.4 Approval of the Purchaser's Board of Directors. There shall have been no determination by the Board of Directors of the Purchaser, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against the Purchaser or the Selling Shareholders or the Private Company.

      6.5 Approval of the Purchaser's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement and all related legal matters contemplated by this Agreement shall have been approved by counsel for Purchaser, provided that the approval of such counsel shall not be unreasonably withheld.

      6.6 Absence of Certain Litigation. There shall not be any (a) injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, (b) suit, action or other proceeding by the United States (or any agency thereof) or by any state (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof or (c) suit, action or other proceeding by a private party pending before any court or governmental agency, or threatened to be filed or initiated, which in the reasonable opinion of counsel for Purchaser is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby or the obtaining of an amount in payment (or indemnification) of material damages from or other material relief against any of the parties or against any directors or officers of Purchaser, in connection with consummation of any material transaction contemplated hereby.

      6.7 Pooling of Interests. The Purchaser shall have received:

      (a) an agreement from each of the Selling Shareholders that he will not dispose of any of the Preferred Shares or in any other way reduce his risk relative to any of the Purchase Shares prior to the date on which financial results of the Purchaser covering at least thirty (30) days of post-Closing combined operations of the Purchaser and the Private Company have been published in the manner necessary for Purchaser to meet the requirements for pooling of interests accounting treatment of the acquisition contemplated hereby under Accounting Series Release Nos. 130 and 135 of the Securities and Exchange Commission;

      (b) an opinion of Clevenger & Associates, the Private Company's independent public accountants, reasonably satisfactory to the Purchaser with respect to the absence of certain attributes of the Private Company which would preclude thc transactions contemplated hereby from being treated as a "pooling of interests" for accounting purposes; and

      (c) an opinion of B.D.O. Seidman LLP, the Purchaser's independent public accountants, that the transaction contemplated hereby may be treated as a pooling of interests under generally accepted accounting principles.

ARTICLE 7. CONDITIONS TO OBLIGATIONS OF THE PRIVATE COMPANY AND THE SELLING SHAREHOLDERS.

      The obligations of the Private Company and the Selling Shareholders to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this
Article 7 will have been accomplished.

      7.1 Representations: Warranties: Covenants. Each of the representations and warranties of the Purchaser contained in Article 3 shall be true and correct as though made on and as of the Closing; Purchaser shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and the Purchaser shall have delivered to the Private Company and the Selling Shareholders a certificate of the President or any Vice President of the Purchaser dated as of the Closing to the foregoing effect.

      7.2 Opinion of the Purchaser's Counsel. At the Closing, the Private Company and the Selling Shareholders shall have been received from J. Garry McAllister, counsel for the Purchaser, an opinion dated as of the Closing, in form and substance satisfactory to the Selling Shareholders and their counsel. In rendering said opinion, such counsel may rely on, to the extent he deems such reliance proper (i) certificates of public officials, (ii) certificates, in form and substance satisfactory to the Selling Shareholders and their counsel, of officers of the Purchaser, and (iii) an opinion or opinions in form and substance satisfactory to the Selling Shareholders and their counsel, or other counsel satisfactory to the Selling Shareholders and their counsel. In the event such counsel for the Purchaser rely upon any such certificate or opinion, a counterpart of each thereof shall be delivered to the Selling Shareholders and their counsel.

      7.3 Employment Agreements. The Purchaser shall have executed mid delivered to the Selling Shareholders the Employment Agreements described in Section 6.3.

ARTICLE 8. TERMINATION OF AGREEMENT

      8.1 Termination. At any time prior to the Closing, this Agreement may be terminated (a) by mutual consent of the parties with the approval of the respective Board of Directors of the Purchaser and the Private Company, (b) by either side if there has been a material misrepresentation, breach of warranty or breach of covenant by the other side in its representations, warranties mid covenants set forth herein, (c) by the Purchaser if the conditions stated in
Article 6 have not been satisfied at or prior to the Closing, or (d) by the Private Company and the Selling Shareholders if the conditions stated in Article 7 have not been satisfied at or prior to the Closing.

      8.2 Effect of Termination. If this Agreement shall be terminated as above provided, all obligations of the parties hereunder shall terminate without liability of either party to the other. In the event that this Agreement is so terminated, each part), will return all papers, documents, financial statements and other data furnished to it by or with respect to each other party to such other party (including any copies thereof made by the first party).

      8.3 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article 6 hereof have not been satisfied, the Purchaser shall have the rights to proceed with the transactions contemplated hereby without waiving its rights hereunder, and if any of the conditions specified in Article 7 hereof have not been satisfied, the Selling Shareholders shall have the right to proceed with the transactions contemplated hereby without waiving their rights hereunder.

ARTICLE 9. INDEMNIFICATION.

      9.1 Definitions. For purposes of this Article 9:

      "Losses" means all losses, damages (including, without limitation, punitive and consequential damages), liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified

Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgement is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

      "Purchaser's Indemnified Persons" means the Purchaser, its subsidiary and affiliate corporations, their respective directors, officers, employees, stockholders, agents, the Private Company after the Closing, and any person serving as a director, officer, employee or agent of the Private Company at the Purchaser's request after the Closing.

      "Indemnified Person" means any person entitled to be indemnified under this Article 9.

      "Indemnifying Person" means any person obligated to indemnify another person under this Article 9.

      "Third Party Action" means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

      9.2 Indemnification by the Selling Shareholders.

      (a) Subject to the limitations in paragraph (b) below, each Selling Shareholder jointly and severally agrees to defend, indemnify and hold harmless Purchaser's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

            (i) resulting from or arising out of any breach of any of the representations or warranties made by the Selling Shareholders in or pursuant to this Agreement or any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing,

            (ii) resulting from or arising out of any breach of any covenant or agreement made by the Selling Shareholders in or pursuant to this Agreement, or

            (iii) in respect of any liability or obligations of the Private Company which any Selling Shareholder has expressly assumed or for which any Selling Shareholder has expressly agreed to be responsible.

      (b) The right to indemnification under paragraph (a) is subject to the following limitation: the Selling Shareholders shall have no liability under paragraph (a) unless one or more of the Purchaser's Indemnified Persons gives written notice to the Selling Shareholders asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

            (i) for claims under clause (i) of paragraph (a) above, a period of five (5) years from the Closing;

            (ii) for claims under clause (ii) of paragraph (a) above, for so long as any claim may be made in respect of such matter under any applicable statute of limitations; and

            (iii) for fraud and for claims under clause (iii) of paragraph (a) above, without limitation as to time.

      (c) Notwithstanding anything to the contrary contained herein, the limitations on the periods of survival contained in paragraph (a) above shall not apply to any covenant or undertaking contained in this Agreement or any agreement or instrument contemplated hereby, which is to be performed following the Closing.

      9.3 Indemnification by the Purchaser.

      (a) Subject to the limitations in paragraph (b) below, from and after the Closing, the Purchaser shall indemnify and hold harmless Selling Shareholders' Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them:

            (i) resulting from or arising out of any breach of any of the representations or warranties made by the Purchaser, in or pursuant to this agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing; and

            (ii) resulting from or arising out of any breach of any covenant or agreement made by the Purchaser in or pursuant to this Agreement.

      (b) The fight to indemnification under paragraph (a) above is subject to the limitation that the Purchaser shall have no liability under paragraph (a) unless a Seller's Indemnified Person gives written notice to the Purchaser asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of five (5) years from the Closing.

      9.4 Notice: Defense of Claims. The Purchaser shall give prompt written notice to the Selling Shareholders of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of the Purchaser is likely to give rise to an indemnification claim. The Selling Shareholders shall have the right to participate at their own expense in the defense of any such matter or its settlement. If, in the opinion of the Purchaser, its financial condition or business or the financial condition or business of the Private Company acquired by the Purchaser would not be impaired thereby, the Purchaser may authorize the Selling Shareholders to take over the defense of such matter so long as such defense is expeditious. Failure to give notice of a matter which may give rise to an indemnification claim shall not affect the rights of the Purchaser to collect such claim from the Selling Shareholders from the Selling Shareholders' transferees.

ARTICLE 10. MISCELLANEOUS

      10.1 Survival of Warranties. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party to another party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall Survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

      10.2 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of the Private Company relating in any way to the purchase and sale of stock hereunder shall be charged to or paid by the Purchaser or included in any account of the Private Company as of the Closing.

      10.3 Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telegram) addressed as provided below and if either (a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested:

If the Selling Shareholders or, prior to the Closing to the Private Company, to:

                        Ron LaScala
                        5814 Schooner Way
                        Tampa, FL 33615
                        Telephone: 813-855-8849

If the Purchaser, to:

                        Daniel G. Brandano, Jr.
                        Affinity International, Inc.
                        100 2nd Ave. S. Suite 303N
                        St. Petersburg, FL 33701
                        Telephone: 800-704-2233
                        Fax: 813-896-1403

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

      10.4 Entire Agreement. This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.

      10.5 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and assigns; provided, however, that (a) an assignment of this Agreement may be made by the Purchaser to a subsidiary of the Purchaser or otherwise, although no such assignment shall relieve the Purchaser of any liabilities or obligations under this Agreement, and (b) this Agreement may not be assigned by the Selling Shareholders without the prior written consent of the Purchaser.

      10.6 Publicity and Disclosures. No press releases or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made without the prior knowledge and written consent of the Purchaser.

      10.7 Confidentiality. The parties agree that they will keep confidential and not disclose or divulge any confidential, proprietary or secret information which they may obtain from the Private Company in connection with the transactions contemplated herein, or pursuant to inspection rights granted hereunder unless such information is or hereafter becomes public information.

      10.8 Governing Law Severability. This Agreement shall be deemed a contract made under the laws of the State of Florida and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State. The invalidity or enforceability of any other provision hereof.

      10.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      10.10 Effect of Table of Contents and Headings. Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

                          Signatures on Following Page

      IN WITNESS WHEREOF. the parties hereto have caused this Affinity/Prestige Acquisition Agreement to be executed as of the date set forth above by their duly authorized representatives.

                  AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.
                  a Nevada corporation


                  By: /s/ Daniel G. Brandano, Jr.
                      ---------------------------
                      Daniel G. Brandano, Jr., President


                  PRESTIGE TRAVEL SERVICES II, INC.
                  a Florida corporation


                  By: /s/ Anita LaScala
                      ---------------------------
                      Anita LaScala, President


                  SELLING SHAREHOLDERS:


                  /s/ Ron LaScala
                  -------------------------------
                  Ron LaScala


                  /s/ Anita LaScala
                  -------------------------------
                  Anita LaScala


                  /s/ Kimberly LaScala
                  -------------------------------
                  Kimberly LaScala

               ADDENDUM TO AFFINITY/PRESTIGE ACQUISITION AGREEMENT

      THIS ADDENDUM (the "Addendum") is made as of the first day of January, 1999, to the Affinity/Prestige Acquisition Agreement (the "Agreement") of even date herewith, by and among Affinity International Travel Systems, a Nevada corporation (the "Purchaser"), Prestige Travel Services II, Inc., a Florida corporation (the "Private Company"), and the shareholders of the Private Company (the "Selling Shareholders").

      1. The Purchaser has duly authorized the issuance and delivery to the Selling Shareholders of the number of shares set forth on Schedule "A" to the Agreement of Series "A" Convertible Preferred Stock, $0.001 par value, having the rights, restrictions, privileges and preferences set forth in the Certificate of Designation attached hereto as Exhibit A, which Certificate of Designation the Purchaser has duly filed with the Secretary of State of the State of Nevada.

      3. Section 2.13 shall be deleted in its entirety.

      4. Section 2.14 shall be deleted in its entirety.

      5. Section 2.30 shall be deleted in its entirety.

      6. Section 6.2 shall be deleted in its entirety.

      7. Section 6.3 shall be deleted in its entirety, and replaced as follows:

            6.3 Employment Agreements. The Purchaser and the Selling Shareholders shall have entered into and executed employment agreements having substantially the terms and conditions of Exhibits C-I, C-2 and C-3.

      8. Section 6.5 shall be deleted in its entirety.

      9. Section 6.7 shall be deleted in its entirety.

      10. Section 7.2 shall be deleted in its entirety.

      11. The following ARTICLE 11. REGISTRATION RIGHTS shall be incorporated in and made part of the Agreement:

                         ARTICLE 11. REGISTRATION RIGHTS

      11.1 Certain Definitions. As used in this Article 11, the following terms shall have the following respective meanings:

            (a) The terms "Register" "Registered" and "Registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act ("Registration Statement"), and the declaration or ordering of the effectiveness of such Registration Statement.

            (b) "Registrable Securities" shall mean all Common Stock not previously sold to the public: (A) issued or issuable upon conversion of the Purchaser's Series "A" Preferred Stock, or (B) Common Stock issued pursuant to stock splits, stock dividends and similar distributions with respect to such shares.

            (c) "Registration Expenses" shall mean all expenses incurred by the Purchaser in complying with this ARTICLE 11, including, without limitation, all federal and state registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Purchaser, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but shall not include Selling Expenses.

            (d) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the United States Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

            (e) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

      11.2 Piggyback Registration.

            (a) Notice of Piggyback Registration and Inclusion of Registrable Securities. In the event the Purchaser decides to Register any of its Common Stock (either for its own account or the account of a security holder exercising demand registration rights), the Purchaser shall: (i) promptly give the holders of the Registrable Securities written notice thereof (which shall include a list of the jurisdictions in which the Purchaser intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws), and
(ii) include in such Registration (and any related qualification under Blue Sky Laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Purchaser by any of the holders thereof within twenty (20) days after delivery of such written notice from the Purchaser.

            (b) Underwriting in Piggyback Registration.

                  (i) If the Registration of which the Purchaser gives notice is a Registered public offering including an underwriting, the Purchaser shall so advise the holders of the Registrable Securities as part of the written notice given pursuant to Section 11.2(a). In such event, the right of the holders of the Registrable Securities to Registration shall be conditioned upon such underwriting (as it is agreed to by the Purchaser) and the inclusion of any Registrable Securities in such underwriting to the extent provided in this
Section 11.2. The Selling Shareholders requesting Registration ("Registering Selling Shareholders") shall, together with the Purchaser, enter into an underwriting agreement with the underwriter selected for such underwriting by the Purchaser (the "Underwriter").

                  (ii) Marketing Limitation in Piggyback Registration. In the event the Underwriter advises the Purchaser and the holders of the Registerable Securities in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriter (subject to the allocation priority set forth in Section 11.2(b) (iii) below) may exclude some or all of the Registrable Securities from such Registration and underwriting.

                  (iii) Allocation of Shares in Piggyback Registration. In the event that the Underwriter limits the number of shares to be included in a Registration pursuant to Section 11.2(b) (ii), the Registering Selling Shareholders shall be entitled to include a portion of the Registrable Securities requested to be included in such registration pro rata (based on the number of shares requested to be included) with the other holders of Registrable Securities requesting Registration.

            (c) Blue Sky in Piggyback Registration. In the event of any Registration of Registrable Securities pursuant to this Section 11.2, the Purchaser will exercise its best efforts to Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky Laws of such jurisdictions as the Purchaser shall otherwise be registering or qualifying.

      11.3 Additional Requirements.

            (a) Expenses of Registration. All Registration Expenses incurred in connection with the Registration pursuant to this ARTICLE 11, shall be borne by the Purchaser.

            (b) Registration Procedures. The Purchaser shall keep the Registering Selling Shareholders advised as to the initiation and completion of such Registration. At its expense the Purchaser shall: (i) use its best efforts to keep such Registration effective until the Registering Selling Shareholders have completed the distribution described in the Registration Statement relating thereto; and (ii) furnish such number of prospectuses (including preliminary prospectuses) and other documents as the Registering Selling Shareholders from time to time may reasonably request.

            11.4 Information Furnished by Registering Selling Shareholders. It shall be a condition precedent of the Purchaser's obligations under this Agreement that the Registering Selling Shareholders furnish to the Purchaser such information regarding the holders of the Registrable Securities and the distribution proposed by the holders of the Registrable Securities as the Purchaser may reasonably request.

      11.5 Indemnification.

            (a) Purchaser's Indemnification of the Registering Selling Shareholders. To the extent permitted by the law, the Purchaser will indemnify the Registering Selling Shareholders, their heirs, personal representatives and assigns, against all claims, losses, damages or liabilities (or actions in respect thereof) to the extent such claims, losses, damages or liabilities arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration Statement) incident to any such Registration, qualification or compliance, or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Purchaser of any rule or regulation promulgated under the Securities Act applicable to the Purchaser and relating to action or inaction required of the Purchaser in connection with any such Registration, qualification or compliance. The Purchaser will reimburse the Registering Selling Shareholders for any legal and any other expenses reasonably incurred in connection with investigation or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity contained in this
Section 11.5(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if settlement is effected without the consent of the Purchaser (which consent shall not unreasonably be withheld); and provided further, that the Purchaser shall not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement or omission based upon written information furnished to the Purchaser by the Registering Selling Shareholders, and stated to be for use in connection with the offering of securities of the Purchaser.

            (b) Registering Selling Shareholder's Indemnification of the Purchaser. To the extent permitted by law, the Registering Selling Shareholders shall, indemnify the Purchaser, its directors and officers, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Registering Selling Shareholders of any rule or regulation promulgated under the Securities Act applicable to the Registering Selling Shareholders and relating to action or inaction required of the Registering Selling Shareholders in connection with any such Registration, qualification or compliance; and will reimburse the Purchaser, such directors, officers, partners, persons, law and accounting firms, underwriters or control persons for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance, upon and in conformity with written information furnished to the Purchaser by the Registering Selling Shareholders and stated to be specifically for use in connection with the offering of securities of the Purchaser.

            (c) Indemnification Procedure. Promptly after receipt by an indemnified party under this Section 11.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 11.5, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such claim; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of such claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld, provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Purchaser and the Registering Selling Shareholders in conducting the defense of such action, suit or proceeding by reason of recognized claims for indemnity under this Section 11.5, then counsel for such party shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interest of such party. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 11.5, but the omission so to notify the indemnifying party will not relieve such party of any liability that such party may have to any indemnified party otherwise other than under this Section 11.5.

      11.6 Limitations on Additional Registration Rights. The Purchaser shall not, without the prior written consent of the Selling Shareholders, which consent shall not be unreasonably withheld, enter into any agreement with any holder or prospective holder of any securities of the Purchaser providing for the granting to such holder of any right to Register or cause the Registration of any securities of the Purchaser, unless such rights are in all respects subordinate to those of the Selling Shareholders.

      12. Capitalized terms not otherwise defined in this Addendum shall have the definitions set forth in the Agreement.

      13. This Addendum may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

      14. This Addendum shall be deemed to be part of the Agreement. In the event of any conflict between the terms of this Addendum and the terms of the Agreement, the terms of this Addendum shall prevail.

      IN WITNESS WHEREOF, the parties hereto have executed this Addendum to Affinity/Prestige Acquisition Agreement as of the first day of January, 1999.

AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.,   PRESTIGE TRAVEL SERVICES II, INC.
a Nevada corporation                           a Florida corporation


By: /s/ Daniel G. Brandano, Jr.                By: /s/ Anita LaScala
    --------------------------------               -----------------------------
    Daniel G. Brandano, Jr.                        Anita LaScala
    President                                      President


SELLING SHAREHOLDERS:


/s/ Ron LaScala
------------------------------------
RON LASCALA


/s/ Anita LaScala
------------------------------------
ANITA LASCALA


Kimberly LaScala
------------------------------------
KIMBERLY LASCALA